EXHIBIT 10.2

FORM OF EXECUTIVE AGREEMENT

This EXECUTIVE AGREEMENT (the “Agreement”) is made and entered into as of the              day of             , 20     (the “Effective Date”), by and between HUMAN GENOME SCIENCES, INC. (the “Company”), and              (“Executive”).

In consideration of the services provided by Executive and the covenants and agreements contained herein, and for other good and valuable consideration the sufficiency of which is acknowledged by the parties to this Agreement, the Company and Executive agree as follows:

1. Severance Benefits. Notwithstanding anything in any existing agreement between the Company and Executive to the contrary, in the event that Executive’s employment with the Company is terminated (a) by the Company without Cause (as defined below), excluding for this purpose a termination due to death or total disability (as determined under the Company’s long-term disability plan for senior executives as then in effect), or (b) by Executive with Good Reason (as defined below), the Company shall provide to Executive the following payments and benefits:

(a) Within 30 days after the date that such termination of employment becomes effective (the “Date of Termination”), the Company shall pay to Executive all accrued but unpaid base salary; any earned but unpaid bonuses; all earned or vested incentive compensation or benefits; all accrued but unpaid reimbursable business expenses; and all accrued but unused vacation time.

(b) The Company shall provide or distribute, as applicable, all vested benefits under the Company’s benefit plans, policies and programs in which Executive participated, in accordance with the terms of such plans, policies and programs, except to the extent that such benefits are duplicative of benefits provided for under this Agreement.

(c) The Company shall pay to Executive a pro-rata bonus payment the amount of which will be the amount of Executive’s annual bonus earned for the prior fiscal year multiplied by a fraction, the numerator of which is the number of days during the year of Executive’s termination that transpired before the Date of Termination, and the denominator of which is three hundred sixty-five (365). The bonus payment will be paid to Executive within 30 days following the Date of Termination.

(d) The Company shall continue to pay Executive’s base salary for a twelve (12) month period that commences on the Date of Termination or on the earliest permissible later commencement date as may be required to give effect to Section 2 below (the “Severance Period”). Such payments shall be paid at the same time and in the same manner as base salary would have been paid if Executive had remained actively employed by the Company until the end of the Severance Period.

(e) The Company shall continue to provide coverage for Executive and Executive’s eligible dependents, at the Company’s sole expense, under the Company’s group health plan, within the meaning of Section 607 of the Employee Retirement Income Security Act of 1974, as amended, in which Executive and Executive’s eligible dependents were participating as of the Date of Termination, for twelve (12) months after the Date of Termination; provided that Executive is not eligible to participate in a group health plan of another entity. Executive’s (and Executive’s eligible dependents’) right to receive continuation coverage under COBRA shall commence after, and not run coincident with, the continuation coverage provided under this Section 1(e), and such COBRA coverage shall be provided entirely at Executive’s expense. Executive’s (and Executive’s eligible dependents’) right to receive continuation coverage under this Agreement other than COBRA will terminate upon the earlier of the date specified herein or the date that Executive (or such eligible dependent, as applicable) first becomes eligible to participate in a group health plan of another entity.

(f) Executive, or Executive’s estate, as applicable, shall have twelve (12) months after the Date of Termination to exercise all vested stock options outstanding as of the Date of Termination, but in no event may Executive or Executive’s estate exercise any stock option beyond its term stated in the applicable award agreement. The provisions of this Section 1(f) serve to amend any provision in an applicable award agreement or plan document to the contrary, whether now or hereafter existing.

2. Release Contingency. The payments and benefits to be made pursuant to Section 1(c), 1(d), 1(e) and 1(f) of this Agreement are conditioned upon Executive’s prior execution of a general release of claims occurring up to the release date, in the form of Exhibit A attached hereto (with such changes therein as may be necessary to make it valid and encompassing under applicable law), within twenty-one (21) days of presentation thereof by the Company to Executive and such general release of claims becoming effective. The Company will present the form of release to Executive on or within fourteen (14) days after the Date of Termination. In the event the foregoing twenty-one (21) day period together with any statutory revocation period straddles two calendar years, the payments and benefits to be made pursuant to Section 1 of this Agreement, to the extent such payments and benefits constitute deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall not be paid before commencement of such second calendar year notwithstanding the release of claims becoming effective before the first day of such second calendar year.

3. Definition of Cause. For purposes of this Agreement, “Cause” means (i) Executive’s willful and continued failure substantially to perform the duties of his or her position (other than as a result of disability, as defined in Section 72(m)(7) of the Code, or as a result of termination by Executive for Good Reason) after written notice to Executive by the Board of Directors of the Company (the “Board”) specifying such failure, provided that such “Cause” shall have been found by a majority vote of the Board after at least ten (10) days’ written notice to Executive specifying the failure on the part of Executive and after an opportunity for Executive to be heard at a meeting of the Board; (ii) any willful act or omission by Executive constituting dishonesty, fraud or other malfeasance, and any act or omission by Executive constituting immoral conduct, which in any such case is injurious to the financial condition or business reputation of the Company; or (iii) Executive’s indictment of a felony under the laws of the United States or any state thereof or any other jurisdiction in which the

Company conducts business. For purposes of this definition, no act or failure to act shall be deemed “willful” unless effected by Executive not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the best interests of the Company.

4. Definition of Good Reason. For purposes of this Agreement, “Good Reason” means, without Executive’s consent, (i) material diminution in Executive’s title, position, duties or responsibilities, or the assignment to Executive of duties that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with Executive’s position; (ii) material reduction in Executive’s base compensation, as in effect immediately preceding the Effective Date, or target bonus opportunity; (iii) relocation of Executive’s principal workplace to a location which is more than fifty (50) miles from Executive’s principal workplace on the Effective Date; or (iv) any material failure by the Company to comply with and satisfy the requirements of Section 8 of this Agreement, provided that the successor shall have received at least ten (10) days’ prior written notice from the Company or Executive of the requirements of Section 8, and fails to remedy such material failure within thirty (30) days after receipt of such notice. For purposes of clauses (i) and (ii) of the preceding sentence, an isolated and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive shall be excluded. For purposes of clause (i), no material diminution of title, position, duties or responsibilities shall be deemed to occur solely because the Company becomes a subsidiary of another corporation or change in the reporting hierarchy incident thereto. For purposes of clauses (i), (ii) and (iii), Good Reason shall not exist unless Executive notifies the Company of the existence of the condition specified under the applicable clause no later than ninety (90) days after the initial existence of any such condition, and the Company fails to remedy such condition within thirty (30) days after receipt of such notice. Notwithstanding the foregoing, Good Reason shall not exist unless Executive’s termination of employment occurs no later than two (2) years following the initial existence of any of the conditions provided in this Section 4.

5. “At Will” Employment. Except as may otherwise be expressly provided under any other executed agreement between Executive and the Company, nothing contained in this Agreement is intended to change the fact that the employment of Executive by the Company is “at will” and may be terminated by either Executive or the Company at any time.

6. Dispute Resolution. If any provision of this Agreement is found to be invalid, unenforceable or void for any reason, such provision shall be severed from the Agreement and shall not affect the validity or enforceability of the remaining provisions. Any controversy, dispute or claim of whatever nature arising out of, or in relation to, the Company’s and Executive’s relationship as provided in this Agreement, shall be resolved first by prompt, informal, good faith negotiations by the parties. If a mutually satisfactory resolution is not reached by such good faith negotiations, the parties agree that the state courts of the State of Maryland and, if the jurisdictional prerequisites exist at the time, the United States District Court for Maryland, shall have sole and exclusive jurisdiction to hear and determine any dispute or controversy arising under or concerning this Agreement. The provisions of this Section 6 shall survive the expiration or termination of this Agreement and of Executive’s employment.

7. Tax Withholding. The Company may withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local or other taxes.

8. Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by Executive (but any payments due under this Agreement which would be payable at a time after Executive’s death shall be paid to Executive’s designated beneficiary or, if none, Executive’s estate). The Company shall require any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, the term “Company” shall mean both the Company as defined above and any such successor.

9. Entire Agreement; Non-Duplication of Benefits. This Agreement shall constitute the entire understanding of the parties with respect to the subject matter herein and shall supersede any and all existing oral or written agreements, representations or warranties between Executive and the Company or any of its subsidiaries or affiliated entities relating to the terms of Executive’s employment by the Company, but shall not supersede that certain Employee Confidential Information, Invention and Non-Competition Agreement between the Company and Executive dated             ,         , nor the provisions of the Company’s Second Amended and Restated Key Executive Severance Plan (the “Severance Plan”) in which Executive is a participant. In the event that Executive is entitled to benefits under the Severance Plan and this Agreement, Executive shall be entitled to the better benefits of the two, determined in the aggregate, and in no event will Executive be entitled to benefits under both this Agreement and the Severance Plan.

10. Amendment. This Agreement shall not be amended except by a written agreement signed by both parties.

11. Governing Law. This Agreement shall be deemed to have been made and entered into in the State of Maryland and shall in all respects be interpreted, enforced and governed by the laws of the State of Maryland applicable to agreements made and to be performed in that State, without giving effect to the conflict of laws provisions thereof.

12. Notices. Any notice, consent, request or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given upon receipt when delivered by hand or by overnight courier, or three (3) days after deposit in the U.S. mail by registered or certified mail, return receipt requested, with proper postage affixed, to the parties at their following respective addresses or at such other address as each may specify by notice to the other in accordance with this Section. Notices to the Company shall be addressed to the Secretary of Human Genome Sciences, Inc. at 14200 Shady Grove Road, Rockville, Maryland 20850. Notices to Executive shall be addressed to Executive’s address as reflected on Company’s personnel records.

13. No Duty to Mitigate. The Company agrees that, if Executive’s employment with the Company terminates, Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to or in respect of Executive by the Company pursuant to this Agreement. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by Executive as the result of employment by another employer or by retirement benefits.

14. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify, nor shall anything herein limit or otherwise negatively affect such rights as Executive may have under any stock option or other agreement with the Company or any of its affiliated companies. Except as otherwise provided herein, amounts and benefits which are vested benefits or which Executive is otherwise entitled to receive under any plan, program, agreement or arrangement of the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

15. Counterparts. This Agreement may be executed in any number of counterparts, by original signature or facsimile, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

16. 409A Compliance.

(i) This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Code and any regulations and Treasury guidance promulgated thereunder and shall be so construed.

(ii) The Company and Executive agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the provisions of Section 409A of the Code.

(iii) The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to Executive under this Agreement. The Company shall not be liable to Executive for any payment made under this Agreement, at the direction or with the consent of Executive, which is determined to result in an additional tax, penalty, or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code.

(iv) For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(v) With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(vi) “Termination of employment,” “Date of Termination,” “resignation,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A of the Code, the Executive’s “separation from service” as defined in Section 409A of the Code.

(vii) Notwithstanding anything in this Agreement to the contrary, if a payment obligation under this Agreement arises on account of Executive’s separation from service while Executive is a “specified employee” (as defined under Section 409A of the Code and determined in good faith by the Compensation Committee), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six months after such separation from service shall accrue, with interest, and shall be paid together with the accrued interest within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after appointment of the personal representative or executor of Executive’s estate following Executive’s death. For purposes of the preceding sentence, interest shall accrue at the prime rate of interest published in the northeast edition of The Wall Street Journal on the date of Executive’s separation from service.

IN WITNESS WHEREOF, this Agreement is EXECUTED and EFFECTIVE as of the day set forth above.

[NAME OF EXECUTIVE]	WITNESS:
(“Executive”)

HUMAN GENOME SCIENCES, INC.	ATTEST:
(“Company”)

By:

EXHIBIT A to EXECUTIVE AGREEMENT

GENERAL RELEASE AGREEMENT

I,                     , acknowledge that in connection with the consideration of the payments to be provided by Human Genome Sciences, Inc. (“HGS” or “Company”), under that certain Executive Agreement between Company and me, dated as of             , 20    , as amended from time to time (the “Executive Agreement”), the adequacy of which is hereby acknowledged, I hereby agree to be bound by the terms of this General Release Agreement, as follows:

1. General Release Agreement Condition To Payment: I acknowledge that the promises I am providing in this General Release Agreement are and were a material inducement and consideration for the Company entering into the Executive Agreement, to which this General Release Agreement is an exhibit. I acknowledge that, in connection with the Executive Agreement, I am receiving from HGS substantial benefits, which benefits constitute substantial and adequate consideration for this General Release Agreement. I understand and agree that I am entitled to the benefits and payments under the Executive Agreement only if I accept and sign and do not revoke this General Release Agreement and return it to HGS in a timely manner. I understand that HGS’s obligation to provide the benefits and payments under the Executive Agreement is conditioned upon my compliance with the terms and conditions of this General Release Agreement, and I agree that if I fail to comply with all of the terms and conditions of this General Release Agreement, I will not be entitled to such benefits and payments.

2. General Release of HGS and Releasees: Deeming this General Release Agreement to be fair, reasonable, and equitable, and intending to be legally bound hereby, I agree to and hereby do, for myself and for each of my heirs, representatives, executors, administrators and assigns, forever and irrevocably fully release and discharge HGS and the Releasees (as defined below), of and from any and all grievances, liens, suits, judgments, claims, demands, debts, defenses, actions or causes of action, obligations, damages, and liabilities whatsoever which I now have, have had, or may have, whether the same be known or unknown, at law, in equity, or mixed, in any way arising out of or relating in any way to any matter, act, occurrence, omission, practice, conduct, policy, event, or transaction on or before the date of this General Release Agreement. This is a General Release. By signing this General Release Agreement, I am agreeing to forego all claims or potential claims against HGS and the Releasees. I agree that this release will extinguish all claims which have arisen at any time up to the time that I sign this General Release Agreement. I expressly acknowledge that this General Release includes, but is not limited to, any claims arising out of or relating to my employment with HGS, the ending of my employment with HGS, breach of contract (including but not limited to any claims under the Executive Agreement and any claims under any stock option and equity-based award agreements between me and Company), and all issues raised or which could have been raised in any litigation against HGS and the Releasees. Notwithstanding anything in this General Release Agreement to the contrary, nothing in this General Release Agreement, including, without limitation, this General Release, will waive, relinquish, diminish, or in any way affect any rights or claims that, as a matter of law, cannot be released or waived. I agree to this General Release Agreement knowingly and voluntarily.

3. Further Description of General Release: I expressly acknowledge that this General Release of the Company and the Releasees includes, but is not limited to, any claims constituting or based on tort, contract, implied contract, defamation, libel, slander, intentional infliction of emotional distress, negligence, interference with contract or employment, assault and battery, personal injury, arbitration, whistle-blowing, implied covenant of good faith and fair dealing, fraud, stock fraud, equity, intellectual property, spoliation of evidence, statute or common law, severance pay, equity compensation and/or fringe benefits, attorneys’ fees, debts, accounts, compensatory damages, punitive or exemplary damages, or liquidated damages, claims under any local, state or federal law, and any claims of discrimination or harassment on the basis of age, race, sex, religion, disability, pregnancy, sexual orientation, national origin, ancestry, citizenship, retaliation or any other claim under any of the following statutes, regulations or ordinances: the Civil Rights Acts of 1964 and 1991; Section 1981 of the Civil Rights Act of 1866; the Equal Pay Act of 1963; the Age Discrimination In Employment Act; the Americans With Disabilities Act; The Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act (other than vested benefits); The Sarbanes-Oxley Act of 2002; and any other claim under any law, regulation, or ordinance, including any claim under any law prohibiting employment discrimination or relating to employment. By signing this General Release Agreement, I admit that I have suffered no injuries or occupational diseases relating to or arising out of my employment with the Company and that I have received all wages and leave to which I am entitled as an employee of the Company. Further, by signing this General Release Agreement, I also expressly acknowledge and represent that I am not currently aware of any facts or circumstances constituting a violation of the Family and Medical Leave Act of 1993 or the Fair Labor Standards Act or any similar state laws. I specifically acknowledge that I release and waive any claim for any attorneys’ fees, costs and expenses.

4. Release of Unknown Claims: I understand and agree that the claims released herein by me are intended to and do include any and all claims of every nature and kind whatsoever, known or unknown, suspected or unsuspected, which I have or may have, and I expressly consent that this General Release Agreement shall be given full force and effect according to each and all of its expressed terms and provisions, including as well those relating to unknown and unspecified claims, charges, demands, suits, actions, causes of action and debts, if any, and those relating to any other claims, charges, demands, suits, actions, causes of action and debts hereinabove specified. I acknowledge that I am aware that I may hereafter discover claims or facts in addition to, or different from, those which I now know or believe to exist with respect to the subject matter covered by this General Release Agreement and which, if known or suspected at the time of executing this General Release Agreement, may have materially affected this General Release Agreement or my decision to enter into it. Nevertheless, I hereby waive any rights, claims or causes of action that might arise as a result of such different or additional claims or facts.

5. Covenant Not To Sue: I agree not to file, join in or prosecute further any lawsuits against HGS and the Releasees, concerning any matter in any way arising out of or relating in any way to any matter, act, occurrence, omission, practice, conduct, policy, event, or transaction on or before the date of this General Release Agreement. By signing this General Release Agreement, I agree not to sue HGS and/or the Releasees for anything arising up until the date of this General Release Agreement. Nothing in this General Release Agreement will interfere with my right to challenge the enforceability of the release of claims in this General

Release Agreement under the Age Discrimination In Employment Act or to enforce the terms of this General Release Agreement. I am not precluded from initiating, cooperating or participating in a lawful governmental investigation, such as with the Equal Employment Opportunity Commission. To the maximum extent permitted by law, I expressly waive any right to any monetary recovery or any other individual relief in connection with any such investigation, EEOC charge or other administrative charge or should any federal, state or local administrative agency or any other person or entity pursue any claims on my behalf arising out of or related to my employment and/or the severing of that employment with HGS, or concerning any matter released herein. I represent and warrant that I do not presently have on file any claim, charge, grievance, or complaint against HGS or any of the Releasees in or with any administrative, state, federal, or governmental entity, agency, board, or court or before any other tribunal or panel or arbitrators, public or private, based upon any actions or omissions by the Releasees occurring prior to my execution of this General Release Agreement.

6. Releasees: Without limiting the generality of the General Release, I specifically acknowledge and agree that I am knowingly and voluntarily releasing each and all of the following persons, companies, and entities from any and all claims I have or may have: Human Genome Sciences, Inc., and its subsidiaries, affiliates, parents, successors, benefit plans, and each of their current and former directors, officers, agents, employees, shareholders, advisors, consultants, suppliers, attorneys, assigns, and representatives. (collectively known herein as “Releasees”).

7. Governing Law; Construction: The validity and construction of this General Release Agreement or of any of its terms or provisions shall be determined under the laws of the State of Maryland, regardless of any principles of conflict of laws or choice of laws of any jurisdiction. Accordingly, I waive any right I may have to assert the applicability of another state’s law or to contest the application of the law of the State of Maryland. The state courts of the State of Maryland and, if the jurisdictional prerequisites exist at the time, the United States District Court for Maryland, shall have sole and exclusive jurisdiction to hear and determine any dispute or controversy arising under or concerning this General Release Agreement. Whenever in this General Release Agreement the context may so require, the masculine gender shall be deemed to refer to and include the feminine and neuter, and the singular to refer to and include the plural, and vice versa. The language of all parts of this General Release Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties, notwithstanding any statutory or common law provisions which would suggest otherwise.

8. Reformation and Severability: Whenever possible, each provision of this General Release Agreement will be interpreted in such manner as to be effective and valid under applicable law. If, however, any portion of the General Release Agreement is held to be invalid or unenforceable, then the entire Executive Agreement, including any obligation for HGS to provide any payments or benefits thereunder, shall be voidable at the option of HGS.

9. Consultation with Attorney: I agree and acknowledge that I am advised to consult an attorney regarding the terms of this General Release Agreement before signing it, and that in executing this General Release Agreement I have not relied upon any representations or statements by HGS or any of its respective agents, representatives, employees, or attorneys regarding the subject matter, basis, or effect of this General Release Agreement.

10. Offer Period and Effective Date: Pursuant to the Older Workers Benefit Protection Act, I acknowledge and represent that I waive the claims identified above herein knowingly and voluntarily and in exchange for consideration of value. I acknowledge and represent that I understand that I have twenty-one (21) days from my receipt of this General Release Agreement to consider my decision to sign it. I acknowledge and understand that I may revoke this General Release Agreement within seven (7) days following my execution of this General Release Agreement. I acknowledge and understand that revocation by me under this paragraph shall be to the General Counsel of HGS, James H. Davis, in writing, at 14200 Shady Grove Road, Rockville, MD 20850. This General Release Agreement shall not become effective or enforceable until the revocation period has expired and the General Release Agreement has been timely returned to HGS and no monies shall be paid to me if I exercise my right to revocation. Accordingly, the Effective Date of this General Release Agreement shall be the eighth day following my signing of this General Release Agreement, provided I have not revoked the General Release Agreement previously and I have timely returned the signed General Release Agreement.

11. Full Defense: This General Release Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by me or on my behalf in breach hereof.

12. Facsimile Signature: A facsimile copy of my signature on this General Release Agreement shall be deemed the equivalent of an original thereof.

13. Headings: The headings and other captions in this General Release Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this General Release Agreement or to define or limit the scope of any paragraph of this General Release Agreement.

I HAVE READ THE FOREGOING AND I FULLY UNDERSTAND ITS TERMS. I AM SIGNING THIS GENERAL RELEASE AGREEMENT FREELY AND VOLUNTARILY, HAVING BEEN GIVEN A FULL AND FAIR OPPORTUNITY TO CONSIDER IT AND CONSULT WITH ADVISORS OF MY CHOICE.

EXECUTIVE

Date:
[Name of Executive]

HUMAN GENOME SCIENCES, INC.

Date:	By:
Name:
Its: